U.S. Securities and Exchange Commission
				Washington, D.C.  20549

					FORM N-17f-2

	Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

			Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
________________________________________________________________

1. Investment Company Act File Number: 		Date examination completed:

	811-5189				November 30, 1999

2.  State Identification Number:

	AL	     	AK        	AZ       	AR   	       CA      	CO
	CT  N/A		DE        	DC       	FL N/A	      GA      	HI
	ID 	    	IL        	IN       	IA	          KS      	KY
	LA		     ME         MD        MA	          MI      	MN
	MS		     MO         MT       	NE           NV      	NH
	NJ		     NM	        NY	       NC	          ND N/A  	OH
	OK		     OR        	PA       	RI N/A	      SC      	SD
	TN     		TX        	UT       	VT           VA       WA
	WV		     WI        	WY	       PUERTO RICO



 Other (specify):


3.  Exact name of investment company as specified in registration statement:

   	The Spain Fund


4. Address of principal executive office: (number, street, city, state, zip code)

   	1345 Avenue of the Americas, New York, New York 10105